Exhibit 10.28
- -------------


December 28, 2000

Rodolfo Archbold
45 Agawam Road
Acton MA 01720

Dear Rodolfo

As discussed, I am amending your employment terms as follows:

Your employment will be on an at-will basis, and either you or the Company may terminate your employment, at any time, with or without "Cause" (as defined herein). If your employment is terminated by the Company (and for this purpose the Company includes any successor in interest) other than for Cause, death or Disability (as defined herein), or by you with Good Reason, you will be entitled to salary continuation payments during the 12-month period following termination. The total of all such payments, which shall be payable in 26 equal installments in accordance with the Company's payroll practices and procedures, shall be an amount equal to the sum of (i) your Base Salary for the fiscal year of termination, plus (ii) your incentive compensation earned during the prior fiscal year, provided that (x) the total amount payable to you hereunder shall not exceed two times your Base Salary for the year of termination, (y) salary continuation payments shall terminate upon your breach of the Confidentiality Agreement, and (z) in further consideration for the salary continuation payments, you will sign and deliver to the Company a general release. For this purpose:

      (a) "Cause" means (i) your willful and continued failure substantially to perform your duties (other than (x) as a result of total or partial incapacity due to physical or mental illness, or (y) for Good Reason), (ii) your dishonesty in the performance of your duties, (iii) your breach of the Confidentiality Agreement or (iv) your conviction of, or the entry of a plea of guilty by you to, a felony involving your personal conduct under the laws of the United States or any state thereof or conviction of, or the entry of a plea of guilty to, a crime involving your personal conduct in any other jurisdiction which crime would constitute a felony under the laws of the United States or any state thereof if such crime had been committed within the jurisdiction of the United States or any state thereof.

      (b) "Disability" means physical or mental incapacity resulting in your being unable to perform your essential functions for an aggregate of more than six months during any period of twenty-four consecutive months. Any question as to the existence of your Disability as to which you and the Company cannot agree will be determined by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each will appoint such a physician and those two physicians will select a third, who will make such determination in writing. Such determination of Disability made in writing to the Company and to you will be final and conclusive for all purposes of your employment.

      (c) "Good Reason" means:

            (i) you are removed from your position of Executive Vice President, and Chief Technology Officer for any reason other than for Cause or by reason of your death;

            (ii) you are assigned duties and responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with your position as set forth in the first paragraph of this letter, or you are required to report directly to any person other than the Company's Chief Executive Officer;

            (iii) breach by the Company of any of its material employment obligations to you; or

            (iv) your Base Salary or the percentage of your Base Salary used to calculate your Incentive Compensation is reduced other than for reasons of your performance after written notice and a reasonable opportunity to cure.

Your employment will be subject to, and the terms of this letter will be interpreted in accordance with, the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules.

The foregoing terms and conditions supersede any prior discussions related to your employment by the Company. In addition, please sign a copy of the enclosed Confidential Information and Inventions and Non-Competition and return it to Jim Poor. Please acknowledge your acceptance of these terms and conditions by signing, dating and returning the enclosed duplicate original of this offer letter to me.

Rodolfo, I want to take this opportunity to thank you for your efforts and know that you will continue to make significant contributions to the success of Manufacturers' Services Ltd.

Sincerely,

/s/ Kevin C. Melia
Kevin C. Melia
Chairman and CEO


Accepted and Agreed:


/s/ Rodolfo Archbold             Date: 3/20/01
- ------------------------------   -----------------
Rodolfo Archbold